PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated December 22, 2006	Registration No. 333-139448
and Prospectus dated December 21, 2006)
KfW, Frankfurt/Main, Federal Republic of Germany

U.S. $10,000,000.00 5.25% Callable Notes due January 30, 2012
CUSIP: 48245AAT8
ISIN: US48245AAT88
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW
Per Note	100%	—	100%
Total	U.S.$10,000,000	—	U.S.$10,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about January 30, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS
JANUARY 23, 2007

ABOUT THIS PRICING SUPPLEMENT
SPECIFIC TERMS

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated December 22, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated December 21, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

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SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S. $10,000,000.00 5.25%
Callable Notes due January 30, 2012

Aggregate Principal Amount: U.S.$10,000,000	Interest Rate: 5.25%

Original Issue Date: January 30, 2007	Maturity Date: January 30, 2012

Interest Commencement Date: January 30, 2007	Final Redemption Price: 100%
Payments:
First Interest Payment Date: July 30, 2007
Interest Payment Date(s): Semi-annually in arrears on the 30th of each January and July from and including July 30, 2007 up to and including the Maturity Date.
Redemption:      ☑ Yes           ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Semi-annually on the 30th of each
January and July, from and including January 30, 2009
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:      ☐Yes          ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”): ☐ Yes       ☑ No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                    )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                    )
Other Terms of Notes:
N/A

     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

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